Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the use of our report, which contains an explanatory paragraph relating to substantial doubt with respect to the Company’s ability to continue as a going concern, dated March 21, 2007 and all references to our Firm included in or made part of this registration statement on Form SB-2.

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.
January 22, 2008